Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Third Quarter Results

Nine-Month EBITDA Grows by Approximately 25% Over Prior Year to $4 Million

Marlton, NJ, July 20, 2009 – Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended May 31, 2009, earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) was approximately $1.3M compared to EBITDA of $255K for the quarter ended May 31, 2008.  For the nine months ended May 31, 2009,  EBITDA was approximately $4M compared to EBITDA of $3M for the nine months ended May 31, 2008. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to net income (loss), the most directly comparable  GAAP measure, is included in this release.

Since March 2008 Emtec has pursued a strategy of acquiring Information Technology consulting companies.  The acquisitions have included Luceo, Inc. in March 2008, eBusiness Applications Solutions, Inc. and Aveeva, Inc. in August 2008, KOAN-IT Corp. in February 2009 and certain assets of Enterprise Management Solutions, Inc. in May 2009.  With these acquisitions Emtec’s service and consulting revenue has increased from $4.8M or 12.3% of total revenue for the three months ended May 31, 2008, to $13.9M or 28.2% of total revenue for the three months ended May 31, 2009.  For the nine months ended May 31, 2008, service and consulting revenue increased from  $11.8M or 7.5% of total revenue to $40.1M or $24.9% of total revenue for the nine months ended May 31, 2009.

Dinesh Desai, Chairman and Chief Executive Officer of Emtec commented: “We have continued to see a steady performance of the Company in this difficult economic environment.  Steps we took over the last year across all our business lines have enabled us to put the Company on a very solid footing to grow as the economy recovers. We believe clients are looking for better ways to manage their IT environment, and ways to improve their business processes.  Offering solutions which address these needs have provided the foundation for our performance. We are proud of the dedication of all of our associates and we have built and will continue to strengthen our Management team and our associate base as we look to the future.”

Gregory Chandler, Chief Financial Officer added: “We have positioned the Company with an infrastructure to support a larger organization and we have demonstrated an ability to integrate our acquisitions. We look to find better and more efficient ways to offer our services and to provide our team and our customers with a broader array of service offerings and will continue to look at both organic growth and acquisitions.”

About Emtec:

Emtec, Inc. established in 1964, is a systems integrator, providing services and products to the federal, state, local, education and commercial markets. Emtec operates two business segments: Emtec Infrastructure Services and Emtec Global Services. Emtec’s Systems Division provides IT transformation & optimization consulting, business service management, enterprise architecture, data management and integration services. Emtec Global Services expertise includes software development, software consulting, business analysis, quality assurance, and testing. For more information visit www.emtecinc.com.

Forward-looking Statement:

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
SUMMARY FINANCIAL INFORMATION

	Three Months Ended		Nine Months Ended

	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Revenues	$49,219,707	$38,929,191	$161,200,108	$157,637,879

Gross profit	7,646,316	5,695,549	22,566,703	19,311,769
Percent of revenues	15.5%	14.6%	14.0%	12.3%

Operating income (loss)	668,880	(80,962)	2,246,666	2,072,203
Percent of revenues	1.4%	-0.2%	1.4%	1.3%

Net income (loss)	$272,298	$(151,783)	$893,221	$703,040
Net income (loss) per common share - Basic and Diluted	$0.02	$(0.01)	$0.06	$0.05

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization Expense)

	Three Months Ended		Nine Months Ended

	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008

Net income (loss)	$272,298	$(151,783)	$893,221	$703,040

EBITDA Adjustments:
Provision for income taxes	215,289	(98,055)	654,934	614,226
Interest expense	169,361	180,276	693,354	833,018
Interest income – other	(4,675)	(11,400)	(15,862)	(78,081)
Depreciation and amortization	632,323	336,086	1,733,969	944,100

EBITDA	$1,284,596	$255,124	$3,959,616	$3,016,303